SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934.

                           Commission File No. 0-15492

                             Integrated Brands Inc.
             (Exact name of registrant as specified in its charter)

                              4175 Veterans Highway
                           Ronkonkoma, New York 17799
                                 (516) 737-9700

       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $0.01 per share
            (Title of each class of securities covered by this Form)

                                      None
       (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   /X/               Rule 12h-3(b)(1)(ii)   / /
     Rule 12g-4(a)(1)(ii)  / /               Rule 12h-3(b)(2)(i)    / /
     Rule 12g-4(a)(2)(i)   / /               Rule 12h-3(b)(2)(ii)   / /
     Rule 12g-4(a)(2)(ii)  / /               Rule 15d-6             / /
     Rule 12h-3(b)(1)(i)   / /

     Approximate number of holders of record as to the certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Yogen Fruz Worldwide Inc., the successor by merger to Integrated Brands Inc. caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:  March 12, 1998                       By: /s/ Michael Serruya
                                                 ---------------------------
                                                 Name:  Michael Serruya,
                                                 Title: President